Exhibit 99.1

CNH Industrial N.V.

25 St. James’s Street

London, SW1A 1HA

United Kingdom

CNH Industrial: Periodic Report on the Buyback Program

London, November 23, 2022

CNH Industrial N.V. (NYSE: CNHI / MI: CNHI) announces that under a first tranche of its $50 million share buyback (the “Tranche”) in the framework of its $300 million common share buyback program, the Company completed transactions in the period November 14, 2022 to November 17, 2022 reported in aggregate, based on automatic orders placed with the Company’s broker (who has made its trading decisions as to the timing of the purchases independently of the Company and on the basis of instructions given before the commencement of the Company’s closed period under the applicable regulations) as set forth in the table below.

After the purchases announced today and considering those previously executed under the Tranche, the total invested amount is approximately €50,624,563.63 ($49,999,988.36) for a total amount of 4,103,922 common shares purchased.

Date	Number of common shares purchased	Average price per share excluding fees (€)	Consideration excluding fees (€)	Consideration (*) excluding fees ($)
November 15, 2022	52,382	14.4980	759,434.24	790,115.38
November 16, 2022	191,761	14.4827	2,777,217.03	2,891,638.38
November 17, 2022	154,119	14.4606	2,228,653.21	2,299,747.25
	398,262	—	5,765,304.48	5,981,501.00

(*) All translations determined from Euro to US Dollar at the exchange rate reported by the European Central Bank on the date of each purchase.

As of November 18, 2022, the Company held 20,226,377 common shares, net of the common shares already delivered to fulfill its obligations arising from equity incentive plans.

Details of the transactions described in the table above, including the regulated markets where the purchases were made, are available on the Company’s corporate website under the Buyback Programs section at the following address: bit.ly/CNHI_Buyback.

CNH Industrial (NYSE: CNHI / MI: CNHI) is a world-class equipment and services company. Driven by its purpose of Breaking New Ground, which centers on Innovation, Sustainability and Productivity, the Company provides the strategic direction, R&D capabilities, and investments that enable the success of its global and regional Brands. Globally, Case IH and New Holland Agriculture supply 360° agriculture applications from machines to implements and the digital technologies that enhance them; and CASE and New Holland Construction Equipment deliver a full lineup of construction products that make the industry more productive. The Company’s regionally focused Brands include: STEYR, for agricultural tractors; Raven, a leader in digital agriculture, precision technology and the development of autonomous systems; Flexi-Coil, specializing in tillage and seeding systems; Miller, manufacturing application equipment; Kongskilde, providing tillage, seeding and hay & forage implements; and Eurocomach, producing a wide range of mini and midi excavators for the construction sector, including electric solutions.

Across a history spanning over two centuries, CNH Industrial has always been a pioneer in its sectors and continues to passionately innovate and drive customer efficiency and success. As a truly global company, CNH Industrial’s 37,000+ employees form part of a diverse and inclusive workplace, focused on empowering customers to grow, and build, a better world.

For more information and the latest financial and sustainability reports visit: cnhindustrial.com

For news from CNH Industrial and its Brands visit: media.cnhindustrial.com

Contacts:

Media Relations

Email: mediarelations@cnhind.com

Investor Relations

Email: investor.relations@cnhind.com